Exhibit 99.2

Answers.com Board Rejects Speculative Last-Minute
Acquisition Proposal by Brad Greenspan

Unanimously Reaffirms Recommendation of Pending AFCV Merger;
Adjourns Stockholder Meeting until 10AM EDT, Thursday, April 14

New York, NY, April 11, 2011 – Answers.com, (NASDAQ: ANSW), creators of the leading answer engine Answers.com®, today announced that its Board of Directors, advised by its independent financial and legal advisors, has concluded that the proposed transaction with AFCV Holdings, LLC remains in the best interests of Answers’ stockholders and unanimously reaffirmed its recommendation that stockholders vote to adopt the merger agreement between Answers.com and AFCV Holdings, LLC, a portfolio company of growth equity investor Summit Partners.

Answers.com also announced that it had received over the weekend an unsolicited letter from Brad Greenspan, purporting to represent Social Slingshot Pte Ltd. and eJuggernaut LLC. The letter included a speculative proposal, subject to numerous contingencies and uncertainties, to acquire a controlling interest in Answers.com, which the Board rejected.  The proposal purports to offer to acquire the Answers.com common stock outstanding for $13.50 per share in cash, plus A and B warrants to acquire common stock at exercise prices of $23.50 and $46.50, respectively.  In making its determination to reject the offer, the Board concluded that the proposal was not credible.  The Board also found that the proposal was not likely to result in a transaction that is superior to the definitive merger with AFCV, which would provide Answers.com stockholders with the opportunity to receive $10.50 in cash upon consummation of the merger.

Answers.com’s CEO, Robert Rosenschein, commented, “Mr. Greenspan’s proposal lacks credibility.  Our Board of Directors determined that there is substantial doubt that the proposal could be financed or consummated, and that it would in any event entail substantial delays, posing risk for the company and its stockholders.  Our Board continues to recommend that our stockholders vote in favor of the pending transaction with AFCV which, subject to approval by our stockholders, can be consummated in a matter of days.”

In reaching its conclusion to reject Mr. Greenspan’s proposal, the Board noted, among other considerations, the following:

●
According to its website, socialslingshotfund.com, Social Slingshot is a S$5 million Singapore-based incubator fund; Answers.com was unable to locate any publicly available information for eJuggernaut;

●
The proposal does not identify any specific financing sources or commitments (binding or otherwise), nor does it identify the amounts, terms or conditions of any financing, and refers only to “verbal indications of interest for capital commitments”;

●
The proposal expresses an intention to secure a $55 million loan from a major US bank, but does not identify the bank, explain how the company could support this leverage or the terms of the financing or how this financing could be obtained;

●	The proposal is subject to due diligence, the registration of securities with the Securities and Exchange Commission and other possible delays;

●
Because of the substantial uncertainty as to the time that would be required to consummate the proposed transactions, the company and the transaction would be subject to financial and business risks.  (By contrast, subject to the few remaining customary conditions contained in the AFCV merger agreement, the merger with AFCV would likely be consummated promptly following the vote of stockholders to adopt the merger agreement);

●
The proposal purports to pay less for the Answers.com preferred stock than for the common stock, despite the preferred stockholders’ holding approximately 25% of the Answers.com voting power, and there appears no reason why the preferred holders would accept the proposal;

●
The proposal was delivered to the company’s chief executive officer over a weekend less than three business days before the meeting scheduled to vote on the merger transaction with AFCV, despite the merger with AFCV having been announced over two months ago, which suggests a lack of credibility.  No other information has been provided to the company other than the proposal letter; and

●
Mr. Greenspan does not appear to have any successful experience with leveraged acquisitions, and has been involved in at least two failed acquisition attempts, further eroding the credibility of his offer.

Adjournment of Stockholders Meeting

Answers.com also announced that, in order to permit its stockholders additional time to reflect upon and to react to the Board’s response to Mr. Greenspan’s letter, it intends to adjourn the special meeting of stockholders to vote on adoption of the merger agreement with AFCV immediately after it is commenced and to reconvene the meeting at 10:00 a.m. Eastern Time on Thursday, April 14, 2011, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.  The meeting is currently scheduled for Tuesday, April 12, 2011 at 10:00 a.m. Eastern Time.

Other Information

Answers.com has filed a current report on Form 8-K, which includes additional information concerning the proposal, and the Board’s determination to reject the proposal, as well as the full text of Mr. Greenspan’s proposal letter.  Copies of this document are available at the Securities and Exchange Commission’s website at www.sec.gov and from representatives of Answers.com as described below.

About Answers

Answers Corporation (NASDAQ: ANSW) owns and operates Answers.com, the leading Q&A site. Answers.com is a community-generated social knowledge Q&A platform, leveraging wiki-based technologies. Through the contributions of its large and growing community, answers are improved and updated over time. The award-winning Answers.com also includes content on millions of topics from over 250 licensed dictionaries and encyclopedias from leading publishers, including Houghton Mifflin, Barron's and Encyclopedia Britannica. The site supports English, French, Italian, German, Spanish, and Tagalog (Filipino). (answ-g)

Answers.com’s SEC filings can be found at http://ir.answers.com/sec.cfm.

Answers.com is a trademark of Answers Corporation. All other marks belong to their respective owners.

Additional Information and Where to Find It

Answers.com has filed with the Securities and Exchange Commission a definitive proxy statement and other relevant materials in connection with the merger. The definitive proxy statement has been sent to the stockholders of Answers.com. Before making any voting decision with respect to the merger, stockholders are urged to read the proxy statement and the other relevant materials because they contain important information about the merger. The proxy statement and other relevant materials and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at Answers' website at http://ir.answers.com/sec.cfm. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting Okapi Partners at (212) 297-0720.

Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger. Information about the directors and executive officers of Answers.com is set forth in its proxy statement on Schedule 14A filed with the SEC on July 27, 2010 and Answers.com's Annual Report on Form 10-K filed on March 17, 2011. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger is included in the definitive proxy statement filed by Answers.com with the SEC.

Forward-looking Statements

This press release contains statements that are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties with respect to the consummation of the transaction. These include the risks and uncertainties regarding the transaction described in Mr. Greenspan’s proposal letter as discussed above, and the possibility that, notwithstanding the Board’s determination that the proposal is not reasonably likely to become a Superior Proposal, a transaction on the terms described in the proposal letter could be consummated.  They also include risks and uncertainties regarding consummation of the merger with AFCV, including the failure to obtain the required approval of Answers.com stockholders and certain adverse changes to the business of Answers.com, including as a result of factors detailed from time to time in reports filed with the SEC; the failure of the committed financing for the transaction; and potential litigation risks.

Investor Contact:

Okapi Partners

Steve Balet
sbalet@okapipartners.com
or
Bruce H. Goldfarb
bhgoldfarb@okapipartners.com
or
Lisa Patel
lpatel@okapipartners.com
(212) 297-0720

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